Exhibit 10.1

Execution Version

SENIOR SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of November 18, 2020

among

GENERAL MOLY INC.,

as Borrower,

NEW MOLY LLC,

as Agent and Majority Lender,

and

BRUCE D. HANSEN and BONG T. HANSEN,

as Minority Lender

1 = 1 4777995.4 4777995.4
602679958.1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms.	1
1.02 Other Interpretive Provisions.	8
1.03 Accounting Terms.	8
1.04 Times of Day.	8

ARTICLE II THE LOANS	9
2.01 The Loans.	9
2.02 Borrowing of the Loans.	9
2.03 Prepayments.	9
2.04 Repayment of Loans.	10
2.05 Interest.	10
2.06 Evidence of Debt.	11
2.07 Payments Generally.	11

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	11
3.01 Taxes.	11
3.02 Survival.	11

ARTICLE IV CONDITIONS PRECEDENT	12
4.01Conditions to Closing and Funding of Loans on the Closing Date.	12
4.02 Conditions to Funding All Loans.	12

ARTICLE V REPRESENTATIONS AND WARRANTIES	13
5.01 Existence, Qualification and Power.	13
5.02 Authorization; No Contravention.	13
5.03 Governmental Authorization; Other Consents.	13
5.04 Binding Effect.	14
5.05 No Material Adverse Effect.	14
5.06 Litigation.	14
5.07 Environmental Compliance.	14
5.08 Insurance.	14
5.09 Taxes.	14
5.10 Disclosure.	14
5.11 Compliance with Laws and Agreements.	15
5.12 Labor Matters.	15
5.13Anti-Terrorism Laws; Anti-Corruption Laws; Anti-Money-Laundering Laws; and Sanctions.	15
5.14 Reorganization Matters.	15

ARTICLE VI AFFIRMATIVE COVENANTS	15
6.01 Certificates; Other Information.	15
6.02 Notices.	16
6.03 Payment of Taxes and Other Obligations.	16
6.04 Preservation of Existence.	16
6.05 Maintenance of Properties and Leases.	17
6.06 Maintenance of Insurance.	17
6.07 Compliance with Laws.	17
6.08 Books and Records.	17
6.09 Inspection Rights.	17
6.10 Use of Proceeds.	18
6.11 Environmental Compliance.	18
6.12 Further Assurances.	18
6.13 Milestones.	18
6.14 Approved Budget.	18

ARTICLE VII NEGATIVE COVENANTS	18
7.01 Liens.	18
7.02 Investments.	19
7.03 Indebtedness.	19
7.04 Fundamental Changes.	19
7.05 Dispositions.	19
7.06 Restricted Payments.	19
7.07 Transactions with Affiliates and Insiders.	19
7.08 Burdensome Agreements.	20
7.09 Amendments to Indebtedness; Material Contracts.	20
7.10Amendments to Material Documents; Fiscal Year; Legal Name.	20
7.11 [Reserved].	20
7.12 Speculative Transactions.	20
7.13 Formation of Subsidiaries.	20
7.14 Prepayment of Indebtedness.	20
7.15 Sanctions.	20
7.16 Anti-Corruption Laws.	20
7.17 Capital Expenditures.	21
7.18 Affiliate Compensation.	21
7.19 Chapter 11 Claims.	21
7.20 Amendments to the DIP Order.	21
7.21 Communications with Bankruptcy Court.	21
7.22 Budget Covenant.	21

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	21
8.01 Events of Default.	21
8.02 Remedies Upon Event of Default.	23
8.03 Application of Funds.	23

ARTICLE IX MISCELLANEOUS	24
9.01 Amendments.	24
9.02 Notices and Other Communications; Facsimile Copies.	24
9.03 No Waiver; Cumulative Remedies.	24
9.04 Expenses; Indemnity; Damage Waiver.	25
9.05 Payments Set Aside.	26
9.06 Successors and Assigns.	26
9.07 Set-off.	26
9.08 Interest Rate Limitation.	27
9.09 Counterparts; Integration; Effectiveness.	27
9.10 Survival of Representations and Warranties.	27
9.11 Severability.	27
9.12 GOVERNING LAW; JURISDICTION.	27
9.13 WAIVER OF RIGHT TO TRIAL BY JURY.	28
9.14 No Advisory or Fiduciary Relationship.	28
9.15 Conflict.	28
ARTICLE X	28

SCHEDULES

4.02(g)
Milestones
5.07
Environmental Matters
5.08
Insurance
5.11
Compliance with Laws
7.01
Existing Liens
7.02
Existing Investments
7.03
Existing Indebtedness
9.02
Certain Addresses for Notices

EXHIBITS

A
Form of Borrowing Request
B
Initial Budget
C
Restructuring Support Agreement

SENIOR SUPERPRIORITY

DEBTOR-IN POSSESSION CREDIT AGREEMENT

This SENIOR SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 18, 2020, among GENERAL MOLY INC., a Delaware corporation, as borrower (the “Borrower”), BRUCE D. HANSEN and BONG T. HANSEN, individuals, jointly as joint tenants, as a lender (together with any successors or assigns, collectively the “Minority Lender”), and NEW MOLY LLC, a Delaware limited liability company, as a lender (together with any successors or assigns, the “Majority Lender” and, together with the Minority Lender, collectively the “Lenders” and each a “Lender”) and Majority Lender as administrative agent on behalf of the Lenders (in such capacity, together with any successors or assigns, the “Agent”).

WITNESSETH:

WHEREAS, on November 18, 2020 (the “Petition Date”), the Borrower (also referred to herein as the “Debtor”) commenced a case (the “Chapter 11 Case”) under chapter 11 of title 11 to the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”); and

WHEREAS, the Borrower has requested the Lenders make post-petition loans and advances and provide other financial or credit accommodations to the Borrower, and the Lenders have agreed, severally and not jointly, and subject to the conditions set forth herein and the DIP Orders, to extend a senior multi-draw credit facility to the Borrower, comprised of (x) one Initial DIP Loan in the aggregate principal amount of up to $400,000, which will be available to be drawn on the Closing Date and (y) Additional DIP Loans in the aggregate principal amount of up to $1,000,000, which will be available to be drawn upon the satisfaction of the Milestones and the other conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, by any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person or more than a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional DIP Commitment” means each Lender’s commitment to make Additional DIP Loans in an amount equal to such Lender’s Applicable Percentage of $1,000,000, and “Additional DIP Commitments” means all of such commitments collectively (which, for the avoidance of doubt, are several and not joint commitments).

“Additional DIP Loans” has the meaning set forth in Section 2.01(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that for purposes of this Agreement, the Agent and the Lenders shall not be considered “Affiliates” of the Borrower (except that the Minority Lender shall be considered an “Affiliate” of the Borrower for purposes of the covenants set forth in Sections 7.07 and 7.18).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to the Borrower from time to time concerning or relating to money laundering, including, without limitation, the Patriot Act.

“Anti-Terrorism Laws” means all Laws of any jurisdiction applicable to the Borrower from time to time concerning or relating to terrorism or money laundering, including, without limitation, Title III of the Patriot Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Percentage” means (a) with respect to the Majority Lender, 68.0% and (b) with respect to the Minority Lender, 32.0%.

“Approved Budget” means (i) the Initial Budget and (ii) each updated thirteen (13) week cash flow forecast to be delivered every week by the Borrower to the Agent and the Lenders pursuant to Section 6.01(c) to the extent that each such updated thirteen (13) week cash flow forecast is satisfactory in all material respects to the Agent in its sole discretion.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

 “Board of Directors” means, with respect to any Person, the board of directors of such Person (or the equivalent board of advisors, managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors (or board of advisors, managers or members or body performing similar functions) of such Person.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a borrowing or deemed borrowing of a Loan on a given date.

“Borrowing Request” means a written notice of a Borrowing of Loans, which shall be substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, any of the States of Colorado or New York.

“Business” means the business or businesses operated by the Borrower.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital assets which are classified as capital expenditures in accordance with GAAP (excluding normal replacements and maintenance which are properly charged to current operations).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Carve-Out” shall have the meaning set forth in the DIP Order.

“Chapter 11 Case” has the meaning set forth in the introductory paragraph hereto.

“Closing Date” means the date that each of the conditions precedent set forth in Section 4.01 is satisfied.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means, collectively, the official committee of unsecured creditors and any other committee formed, appointed or approved in the Chapter 11 Case.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent; provided that the Agent and the Lenders shall not be deemed to “control” the Borrower.

“Debt Issuance” means the issuance by the Borrower of any Indebtedness.

“Debtor” has the meaning set forth in the recitals hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Interest Rate plus 2.00% per annum, to the fullest extent permitted by applicable Laws.

“DIP Commitments” means, collectively, the Initial DIP Commitments and the Additional DIP Commitments.

“DIP Order” means the Interim Order or Final Order, as applicable under the circumstances.

“Disclosure Statement” means the disclosure statement filed with the Bankruptcy Court in connection with the Chapter 11 Case.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and including, for the avoidance of doubt, any transfer of the equity interests that Borrower holds in its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora or fauna.

“Environmental Laws” means any and all Laws relating to (a) the Environment, preservation or reclamation of natural resources, or to the generation, use, handling, transportation, storage, treatment, or Release of any Hazardous Material, (b) human health and employee health, and (c) acid mine drainage.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other membership, ownership, economic or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other membership, ownership, economic or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other membership, ownership, economic or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or other membership, ownership, economic or profit interests in), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, membership interests, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof).

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be in form and substance satisfactory to the Agent, in its sole discretion, and which order is in effect and not stayed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Agent, in its sole discretion, which, among other matters but not by way of limitations, authorizes the Borrower to obtain credit, incur (or guaranty) Indebtedness under this Agreement and the other Loan Documents, as the case may be, provides for the super priority of the Agent’s and Lenders’ claims.

“Fiscal Quarter” means a calendar quarter of a Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Borrower, which period shall be the 12-month period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any tribal, aboriginal or native government or corporation, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means (a) any substance, material or waste designated or defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant or contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and (b) any petroleum, petroleum distillates, petroleum products, asbestos or asbestos-containing materials, urea-formaldehyde insulation, explosive or radioactive materials, and polychlorinated biphenyls.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any swap agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in the case of any such trade account payables, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases;

(g) all obligations of such Person prior to the Maturity Date to purchase, redeem, retire, defease or otherwise make any payment in cash or cash equivalents in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. To the extent that any recourse with respect to Indebtedness of the type described in clause (e) above is limited to solely to property of a Person, the amount of Indebtedness of any Person for purposes of clause (e) shall be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the net book value of such property encumbered thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise included in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Initial Budget” means the forecast delivered on the Closing Date which reflects the Borrower’s anticipated cash receipts and anticipated disbursements for each calendar week during the period from the Petition Date through and including the end of the thirteenth (13th) calendar week following the Petition Date, which shall be satisfactory to the Agent in its sole discretion. The Initial Budget is attached hereto as Exhibit B.

“Initial DIP Commitment” means each Lender’s commitment to make Initial DIP Loans in an amount equal to such Lender’s Applicable Percentage of $400,000, and “Initial DIP Commitments” means all of such commitments collectively (which, for the avoidance of doubt, are several and not joint commitments).

“Initial DIP Loans” has the meaning set forth in Section 2.01(a).

“Interest Rate” has the meaning specified in Section 2.05(a).

“Interest Payment Date” means each calendar day.

“Interim Order” means that certain interim order of the Bankruptcy Court entered in the Chapter 11 Case (I) Authorizing Postpetition Financing pursuant to 11 U.S.C. §§ 105(A), 361, 362, 363, 364(c)(1), and 364(e), and (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment net of any return representing a return of capital with respect to such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state, local, tribal or aboriginal statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities or Equity Interests, any purchase option, call or similar right of a third part with respect to such securities or Equity Interests.

“Loan Documents” means this Agreement and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Loans” means Initial DIP Loans and/or Additional DIP Loans, as applicable.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the Debtor’s operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Borrower (except for the filing, commencement and continuation of the Chapter 11 Case and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Case), or the Debtor’s ability to effectuate confirmation of a chapter 11 plan which comports with the requirements of the Restructuring Support Agreement; (b) a material impairment of the ability of the Borrower to pay or perform any of its Obligations; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Documents; or (d) a material impairment of the rights and remedies of the Agent or any of the Lenders under any Loan Documents.

“Material Contract” means (i) the Restructuring Support Agreement and (ii) any other contracts, agreements, leases, Instruments and other binding commitments and undertakings of the Borrower the performance or breach of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (i) thirty five (35) days after the date the Interim Order is entered, if the Final Order has not been entered on the docket of the Bankruptcy Court, (ii) the conversion of, or the filing by Debtor of a motion with the Bankruptcy Court seeking to convert, the Chapter 11 Case into liquidation proceedings under chapter 7 of the Bankruptcy Code, (iii) the date of the acceleration of the Loans and termination of the DIP Commitments hereunder, following the occurrence of an Event of Default and/or pursuant to the DIP Order, and (iv) the failure of the Bankruptcy Court to enter its order confirming the Plan of Reorganization within 100 days after the Petition Date.

“Milestones” has the meaning set forth in Section 4.02(g).

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by the Borrower in respect of any Disposition, Debt Issuance, or Involuntary Disposition, including by way of insurance proceeds or condemnation awards or sale or issuance of Equity Interests, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid as a result thereof or reasonably estimated to be actually payable within two (2) years of the date of the relevant Disposition, Debt Issuance, or Involuntary Disposition as a result thereof, and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower in any Disposition, Debt Issuance, Involuntary Disposition or sale or issuance of Equity Interests.

“Note” has the meaning specified in Section 2.06.

“Obligations” means all advances to, and debts, principal, interest, premiums, fees, expenses, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, or otherwise with respect to any Loan, in each case, payable in accordance with the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premiums and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means the certificate or articles of incorporation and the bylaws of a corporation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Permit” means any permit, license, certificate, approval, consent, clearance, notification, waiver certification, registration, franchises, accreditations, qualification or authorization issued or granted by any Governmental Authority or pursuant to any applicable Law.

“Permitted Dispositions” means (so long as no Default exists or would result therefrom) the following:

(a) the granting of Permitted Liens;

(b) (i) any involuntary loss, damage or destruction of property and (ii) to the extent such property is equipment, the disposition of the assets so damaged or destroyed for fair market value (if any);

(c) the making of a Permitted Investment;

(d) sale, liquidation or otherwise disposal of obsolete, surplus or worn-out property in an aggregate amount not to exceed $20,000 during the term of this Agreement.

“Permitted Indebtedness” means, at any time, Indebtedness of the Borrower permitted to exist at such time pursuant to the terms of Section 7.03.

“Permitted Investments” means, at any time, Investments by the Borrower permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted Liens” means, at any time, Liens in respect of property the Borrower permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan of Reorganization” means the Plan of Reorganization filed by the Borrower that implements the terms and conditions set out in the Restructuring Support Agreement in form acceptable to the Agent and the Lenders.

“Recipient” means the Agent, any Lender or an assignee of any of the foregoing, as applicable.

“Register” has the meaning specified in Section 9.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and sub-advisors of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, seeping, pumping, pouring, emitting, emanating, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in, into or through the Environment.

“Responsible Officer” means the chief executive officer, president, chief restructuring officer, chief legal officer, chief financial officer, treasurer or assistant treasurer of the Borrower or any other officer of the Borrower designated as a “Responsible Officer” for purposes of the Loan Documents by the Borrower in writing to the Agent and the Lenders and reasonably acceptable to the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), any payment of management fees (or other fee of a similar nature) or out-of-pocket expenses to the holders of such Equity Interests or any setting apart of funds or property for any of the foregoing.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated on or about November 18, 2020, among the Debtor, the Lenders, and the other parties thereto, which is attached hereto as Exhibit C.

“Sanctioned Country” means any country, region or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person who is the subject of any Sanctions, including any Person listed or designated as being the target of any Sanctions (whether by name or by reason of being included in a class of persons), (b) any Person operating, having a place of business, organized, located or resident in a Sanctioned Country, (c) any agency of the government of or an organization controlled by a Sanctioned Country, or (d) any Person that is 50% or more, individually or in the aggregate, directly or indirectly, owned, or that is Controlled by, one or more of the persons indicated in clauses (a), (b) and/or (c), or acting directly or indirectly on behalf of any such Person.

“Sanctions” means any economic, financial or trade sanctions, laws, regulations or restrictive measures, or trade embargoes, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations or its Security Council, (c) the European Union, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other relevant sanctions authority, including any other governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions laws, regulations, trade embargoes or restrictive measures applicable to the Borrower, the Agent or the Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Superpriority Claim” shall mean a claim against Debtor in the Chapter 11 Case that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, subject to the Carve-Out in all respects.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means (i) the two (2) calendar week period ending two weeks after the Petition Date and (ii) thereafter, each rolling two (2) calendar week period ending two weeks after the end of the preceding Test Period.

“United States” and “U.S.” means the United States of America.

“Variance Report” means a weekly report to be provided by Borrower to the Agent and the Lenders within three (3) Business Days after the end of each week reflecting actual disbursements and the other amounts of the type of each line item set forth on the Approved Budget for (i) the immediately preceding week, (ii) the applicable Test Period, and (iii) the period from the beginning of the week ending November 27, 2020 to the end of the immediately preceding week, in each case, reflecting the amount of variance and, in the case of clause (ii), percentage variance of actual disbursements and the other amounts of the type of each line item set forth on the Approved Budget (on a line item basis) from those disbursements and other amounts reflected in the most recently delivered thirteen (13) week cash flow forecast in the Approved Budget for the corresponding periods (or, in the case of clauses (ii) and (iii) and with respect to past periods that are not covered in the most recently delivered thirteen (13) week cash flow forecast in the Approved Budget, the latest thirteen (13) week cash flow forecast in the Approved Budget that covers any such past period), an explanation of the reason for any such variance and compliance or non-compliance with the requirements set forth in Section 6.01(c).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s financial statements.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).

ARTICLE II

THE LOANS

2.01 The Loans.

(a) Interim Facility. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Sections 4.01 and 4.02) and subject to the terms and conditions of the DIP Order, on the Closing Date, each Lender agrees, severally and not jointly with the other Lenders, to make term loans to the Borrower in one advance in Dollars in an amount equal to such Lender’s Initial DIP Commitment (the “Initial DIP Loans”). Each Lender’s Initial DIP Commitment shall expire upon the funding by such Lender of the full amount of such Lender’s Initial DIP Loans. For the avoidance of doubt, no Lender is obligated under any other Lender’s Initial DIP Commitment.

(b) Final Facility. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02) and subject to the terms and conditions of the DIP Order, after the Closing Date, each Lender agrees, severally and not jointly with the other Lenders, to make term loans to the Borrower in one or more advances in Dollars in an aggregate amount equal to such Lender’s Additional DIP Commitment (the “Additional DIP Loans”). Each Lender’s Additional DIP Commitment shall expire upon the earlier of (i) funding by such Lender of the full amount of such Lender’s Additional DIP Loans and (ii) the Maturity Date. For the avoidance of doubt, no Lender is obligated under any other Lender’s Additional DIP Commitment.

(c) Once repaid, whether such repayment is voluntary or required, amounts borrowed (or deemed borrowed) under this Section 2.01 may not be reborrowed.

2.02 Borrowing of the Loans.

(a) Unless otherwise agreed by the Agent, the Additional DIP Commitment shall be advanced to the Borrower, subject to the terms and conditions set forth herein and subject to the terms and conditions of the DIP Order, as follows: (i) $300,000 upon delivery by the Borrower to the Agent of (x) all required modifications, amendments and waivers under the Eureka Moly LLC joint venture agreement as contemplated by the Restructuring Support Agreement, signed by the parties thereto, and (y) an amendment to the lease between Mount Hope Mines Inc. and Eureka Moly LLC as contemplated by the Restructuring Support Agreement, signed by the parties thereto, and (ii) $700,000 upon confirmation of the Plan of Reorganization.

(b) Each Borrowing of the Loans shall be made upon the Borrower’s irrevocable written notice to the Agent and the Lenders in substantially the form of Exhibit A. Such notice must be received by the Agent and the Lenders not later than 12:00 p.m. three (3) Business Days prior to the requested date of any Borrowing (or such later time as may be agreed to by the Agent and each Lender, each in its sole discretion). The Borrowing Request shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) wire instructions of the account(s) to which funds are to be disbursed, (iv) a certification by the Borrower that the conditions precedent set forth in Article IV have been and remain satisfied, (v) a certification as to the completion of applicable Milestones by the dates for completion of such Milestones as set forth in Section 4.02(g), and (vi) a certification as to the use of such Borrowing in accordance with Section 4.02(h).

2.03 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon notice to the Agent and the Lenders, at any time or from time to time, voluntarily prepay any Loans in whole or in part without premium or penalty; provided that such notice must be received by the Agent and the Lenders not later than 2:00 p.m. three (3) Business Days prior to any date of prepayment of Loans. Each such notice shall specify the date and amount of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest thereon.

(b) Mandatory Prepayments of Loans.

(i) Dispositions and Involuntary Dispositions. Upon the receipt by the Borrower of the Net Cash Proceeds of any Disposition or Involuntary Disposition consummated on or after the Closing Date, the Borrower shall, immediately upon the realization or receipt by the Borrower of such Net Cash Proceeds, prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition or Involuntary Disposition.

(ii) Debt and Equity Issuances. Upon the receipt by the Borrower after the Closing Date of the Net Cash Proceeds (x) of any Debt Issuance not permitted under Section 7.03 or (y) from the sale or issuance by the Borrower of any of its Equity Interests, in each case the Borrower shall, immediately upon the realization or receipt by the Borrower of such Net Cash Proceeds, prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii) Notice of Prepayment. The Borrower shall notify the Agent and the Lenders in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to clauses (i) and (ii) of this Section 2.03(b) not later than 12:00 p.m. at least one (1) Business Day prior to the required date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower.

(iv) Application of Mandatory Prepayments. All amounts to be paid pursuant to Section 2.03(a) or (b) shall be applied as follows:

(A) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable in accordance with the Loan Documents to the Agent;

(B) Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III) payable in accordance with the Loan Documents to the Lenders;

(C) Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans; and

(D) Third, to payment of that portion of the Obligations constituting unpaid principal payments.

Notwithstanding anything to the contrary in any Loan Document, all prepayments under this Section 2.03(b) shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.04 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date, together with all accrued and unpaid interest thereon, and any outstanding fees and expenses or other Obligations, in each case, payable in accordance with the Loan Documents. All payments (and prepayments) of the Loans and accrued and unpaid interest thereon must be made to the Lenders ratably according to the outstanding balances of the Loans actually made by the respective Lenders. Without limiting the foregoing, all Loan payments received by the Lenders are subject to Section 2.08.

2.05 Interest.

(a) Loans. Subject to the provisions of Section 2.05(b), the Loans shall bear interest on the outstanding principal amount, compounding daily, with such accrued interest being capitalized and added to the principal amount of the Loans on each Interest Payment Date at a rate per annum equal to 12.00% (the “Interest Rate”).

(b) Default Interest.

(i) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment. Interest shall accrue and be added and capitalized to the outstanding principal balance of the Loans on each Interest Payment Date. From and after each applicable Interest Payment Date, the outstanding principal amount of the Loans shall without further action by any party hereto be deemed to be increased by the aggregate amount of interest so capitalized and added to the Loans in accordance with the immediately preceding sentence, whereupon such amount of interest so capitalized and added shall also accrue interest in accordance with the terms of this Section 2.05. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest at the Default Rate shall be payable on demand.

(d) Computation of Interest and Fees. All computations of interest for the Loans shall be made on the basis of a 365-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.06 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records (including the Registers maintained pursuant to Section 9.06(c)) maintained by the Agent in its ordinary course of business. Such accounts or records maintained by the Agent shall be conclusive as to the amount of the Loans made by each Lender to the Borrower and the interest and payments thereon, absent manifest error. Any failure to so record or any error in the accounts or records shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount actually owing with respect to the Obligations. For the avoidance of doubt, this Agreement is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note, in form and substance satisfactory to such Lender and the Agent, payable to the order of such Lender and its registered assigns (a “Note”). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more Notes in such form payable to the order of the payee named therein and its registered assigns.

2.07 Payments Generally.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lenders in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by a Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.08
Sharing of Payments.

If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Loans; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The Borrower consents to the foregoing.

ARTICLE III

  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) General. Any and all payments by the Borrower hereunder shall be made in full, free and clear of and without deduction or withholding for any and all present or future Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any such payment to a Lender or the Agent, (i) the sum payable shall, subject to applicable law, be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Lender or the Agent, as applicable, receives an amount equal to the amount it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount required to be deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and within the time for payment prescribed by applicable law.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future Other Taxes, other than Excluded Taxes.

(c) Tax Indemnity. The Borrower hereby indemnifies each Lender for, and agree to hold each Lender and the Agent harmless from, the full amount of all Taxes and Other Taxes payable by such Lender or the Agent, as applicable (other than Excluded Taxes), and any liability, cost or amount (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d) Payment of Taxes. Within thirty (30) days after the date required for payment of any Taxes or Other Taxes required to be deducted or withheld by the Borrower in respect of any payment or delivery to a Lender or the Agent, the Borrower will furnish to such Lender or the Agent, as applicable, a form of evidence of payment thereof acceptable to such Lender or the Agent, as applicable, in its sole discretion.

3.02 Survival.

All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder, subject to the limitations contained in this Article III.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Closing and Funding of Loans on the Closing Date.

The effectiveness of this Agreement, and the obligations of the Lenders to make the Initial DIP Loans on the Closing Date, shall be subject to the satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement. Receipt by the Agent and the Lenders of executed counterparts of this Agreement and the other Loan Documents, properly executed by a Responsible Officer of the Borrower.

(b) Resolutions. Receipt by the Agent and the Lenders of such copies of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower as Agent may require evidencing the identity, authority and capacity of such Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents, and the authorization of the Borrower to enter into and perform its obligations under the Loan Documents, in form and substance reasonably satisfactory to the Agent and its legal counsel.

(c) Evidence of Insurance. Receipt by the Agent and the Lenders of certificates of insurance and related endorsements of the Borrower evidencing insurance meeting the requirements of Section 6.07.

(d) Interim Order. The Interim Order, in form and substance satisfactory to the Agent, has been entered into, shall be in full force and effect, shall not have been amended, modified, stayed or reversed and shall not be subject to any pending stay.

(e) Approved Budget. The Borrower and the Agent shall have agreed upon the Initial Budget and such Initial Budget shall have been delivered to the Agent and the Lenders.

(f) Chapter 11 Case. The Chapter 11 Case shall have been commenced and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Chapter 11 Case or shortly thereafter shall have been provided in advance to the Agent and the Lenders and shall be in form, scope and substance satisfactory to the Agent.

(g) Restructuring Support Agreement. Debtor shall have delivered to the Agent and the Lenders a fully executed copy of the Restructuring Support Agreement, together with any modifications thereto, in form and substance satisfactory to the Agent, and as of the Closing Date the Restructuring Support Agreement shall remain in full force and effect with no breaches or defaults.

(h) Consent, Approvals, Etc. Debtor shall have delivered to Agent and the Lenders such third party consents, approvals, waivers and modifications as reasonably requested by the Agent or that are otherwise required for the consummation of the transactions contemplated by the Loan Documents.

(i) Additional Documents and Information. The Borrower shall have delivered to the Agent and the Lenders such additional documents and information as the Agent may reasonably request.

4.02 Conditions to Funding All Loans.

The obligations of the Lenders to make any Loans shall be subject to the satisfaction or waiver of the following additional conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

(b) No Default. No Default or Event of Default shall exist or would result from the making of such Loans or from the application of the proceeds thereof.

(c) Borrowing Request. The Agent and the Lenders shall have received a Borrowing Request in accordance with the requirements of this Agreement.

(d) Responsible Officer Certificate. Receipt by the Agent and the Lenders of a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Agent, certifying compliance with the conditions precedent set forth in this Section 4.02.

(e) DIP Order. The DIP Order shall be in full force and effect and shall not have been stayed, vacated, reversed or rescinded, and any appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the Agent’s prior written consent, the DIP Order shall not have been revised, amended or modified.

(f) Material Adverse Effect. Other than the commencement of the Chapter 11 Case, no Material Adverse Effect shall have occurred since the Closing Date.

(g) Milestones. If the Loan being requested is an Additional DIP Loan, then all applicable milestones arising prior to the date of such Loan request as set forth in Schedule 4.02(g) (the “Milestones”) shall have been completed by the dates for completion set forth therein to the satisfaction of the Agent; and the Borrower shall have certified to such completion in the applicable Borrowing Request.

(h) Approved Budget. The Borrower shall apply the proceeds of each Borrowing solely to payment of amounts reflected in the Approved Budget (subject to variances allowed by Section 7.22); and the Borrower shall have certified to such compliance in each Borrowing Request.

(i) Restructuring Support Agreement. The Restructuring Support Agreement shall remain in full force and effect, with no modifications thereto, other than modifications that the Agent has approved in writing; no breaches or defaults shall have occurred under such Restructuring Support Agreement; and all applicable actions or transactions described in such Restructuring Support Agreement to be completed by a particular date shall have been so completed to the satisfaction of the Agent.

(j) Additional Documents and Information. The Borrower shall have delivered to the Agent and the Lenders such additional documents, certifications and information as the Agent may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

5.01 Existence, Qualification and Power.

The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) upon entry of the DIP Order, has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to own, pledge, mortgage and operate its assets, to lease or sublease its assets and to carry on its business and execute, deliver and perform its obligations under the Loan Documents, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02 Authorization; No Contravention.

Subject to entry of the DIP Order, the execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary company or other organizational action and do not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which the Borrower is a party or affecting the Borrower or its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; (c) or violate any Law, except, in each case referred to in clause (c), to the extent that such violation could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

Except for the entry of the DIP Order, no material Permit, approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect.

5.04 Binding Effect.

Upon entry of the DIP Order, each Loan Document will have been duly executed and delivered by the Borrower. Each Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 No Material Adverse Effect.

(a) From the Petition Date to and including the Closing Date, there has been no Disposition by the Borrower, or any Involuntary Disposition, of any material part of the business or property of the Borrower, and no purchase or other acquisition by it of any business or property (including any Equity Interests of any other Person) material to the Borrower, in each case, that has not been disclosed in writing to the Agent and the Lenders on or prior to the Closing Date.

(b) Since June 30, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, other than the filing, commencement and continuation of the Chapter 11 Case and the events that customarily result from filing, commencement and continuation of the Chapter 11 Case (including any litigation resulting therefrom).

5.06 Litigation.

Except for the Chapter 11 Case, there are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues including, without limitation, any actions, suits, proceedings, claims, disputes or investigations pending that (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) if determined adversely, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.07 Environmental Compliance.

(a) Except as set forth in Schedule 5.07, the Borrower has not received any written notice, report or other information regarding any material violation or alleged material violation of Environmental Laws with regard to the Borrower, its Business, or its past or present properties or facilities.

(b) The Borrower, its Business, and its past and present properties and facilities are and have been in compliance, in all material respects, with all applicable Environmental Law.

5.08 Insurance.

The properties and business of the Borrower are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by prudent companies of similar size and engaged in similar businesses and owning similar properties in localities where the Borrower operates, in all material respects. The insurance coverage of the Borrower as of the Closing Date is outlined as to carrier and type on Schedule 5.08. As of the Closing Date, all such insurance coverage is in full force and effect and all premiums due in respect of all insurance maintained by the Borrower have been paid, to the extent such premiums were due on or before the Closing Date. As of the date hereof, the Borrower has not received written notice of violation or cancellation of any such insurance coverage and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

5.09 Taxes.

The Borrower has timely filed, or caused to be timely filed, with the appropriate Governmental Authorities and in the appropriate jurisdictions, all material federal, state, local and other Tax returns and reports required to be filed, and have timely paid, prior to the date on which any liability may be added thereto for non-payment thereof, all material federal, state, local and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. All such returns and reports are true, correct, and complete in all respects. No such Tax return or report is under audit or examination by any Governmental Authority and no notice of such a Tax audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. The Borrower is not presently under audit or examination with respect to any taxes due from it.

5.10 Disclosure.

The Borrower has disclosed to the Agent and the Lenders all matters known to it (including with respect to all agreements, instruments and corporate or other restrictions to which it is subject) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No representation or warranty made by the Borrower in this Agreement or any other Loan Document, and no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Agent or the Lenders in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein (as applicable), in light of the circumstances when made, not misleading.

5.11 Compliance with Laws and Agreements.

Except for the matters disclosed on Schedule 5.11, the Borrower is in compliance, in all material respects, with the requirements of all Laws and all orders, writs, injunctions and decrees binding upon it and its properties.

5.12 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower. As of the date hereof, the Borrower is in compliance in all material respects with all Laws relating to labor and employment.

5.13 Anti-Terrorism Laws; Anti-Corruption Laws; Anti-Money-Laundering Laws; and Sanctions.

The Borrower and its directors, officers and employees, and, to the knowledge of the Borrower, its agents, are in compliance in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions. The Borrower has not caused any of its Subsidiaries, or any of their respective directors, officers and employees, or, to the knowledge of the Borrower, agents, to be out of compliance in any material respect with Anti-Corruption Laws, Anti-Money Laundering Laws, Anti-Terrorism Laws or Sanctions.

5.14 Reorganization Matters.

(a) The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (x) the motion seeking approval of the Loan Documents and the Interim Order and the Final Order, (y) the hearing for the approval of the Interim Order and (z) the hearing for the approval of the Final Order will be given. The Borrower shall give on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or the Final Order, as applicable.

(b)  After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, as applicable, the Obligations will constitute allowed Superpriority Claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 326, 330, 331, 503(b), 507(a), 507(b), 726, or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(1) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out.

(c) The DIP Order is in full force and effect and has not been reversed, stayed, modified or amended without the Agent’s consent.

(d) The Approved Budget and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower delivered to the Agent and the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such report or projections (it being understood that any projections or estimates made in the items described in this subsection (d) are not to be viewed as facts and are subject to significant uncertainties and contingencies, that no assurance can be given that any such projections or estimates will be realized, that actual results may differ from projected results and such differences may be material).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as Lenders shall have any Additional DIP Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no underlying claim has been asserted) the Borrower shall:

6.01 Certificates; Other Information.

Deliver to the Agent and the Lenders, in form and detail reasonably satisfactory to the Agent:

(a) promptly after any reasonable request from the Agent, information regarding the business, financial or corporate affairs of the Borrower or compliance with the terms of the Loan Documents;

(b) promptly after any reasonable request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors or equivalent governing body (or the audit committee of the Board of Directors or equivalent governing body) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them, in each case, subject to applicable legal privilege and confidentiality requirements;

(c) no less than weekly, (i) on or before 12:00 p.m. time on the third Business Day of each week (which deadline may be extended with the prior written consent of the Agent) an updated thirteen-week cash flow forecast for the succeeding thirteen-week period, which, upon approval by the Agent in its sole discretion, shall become the Approved Budget, and (ii) on or before 12:00 p.m. on the third Business Day following the end of each week (with the first such delivery date being November 27, 2020) (which deadline may be extended with the prior written consent of the Agent), a Variance Report, in form satisfactory to the Agent, together with a certificate from the chief financial officer of the Borrower as to the compliance with the requirements under Section 6.15; and

(d) copies of all monthly reports, projections, or other information respecting the Borrower’s business or financial condition as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrower with the Bankruptcy Court, or any monitor or interim receiver, if any, appointed in the Chapter 11 Case, or the Committee, at the time such document is so filed.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically; provided that the Borrower shall deliver paper copies of such documents to the Agent and the Lenders if the Agent so requests.

6.02 Notices.

Upon any Responsible Officer of the Borrower becoming aware thereof:

(a) Within one (1) Business Day, notify the Agent and the Lenders of the occurrence of any Default or Event of Default.

(b) Within three (3) Business Days, notify the Agent and the Lenders of any material change in accounting policies or financial reporting practices by the Borrower.

(c) Within three (3) Business Days of receipt thereof, provide the Agent and the Lenders with copies of any material adverse reports or notices received from any Governmental Authority.

(d) Within one (1) Business Day of receipt thereof, provide the Agent and the Lenders with a copy of any notice of default given or received by the Borrower under any Organization Document or the Restructuring Support Agreement.

(e) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of any Loan Document or the Restructuring Support Agreement, as the Agent may reasonably request.

Each notice pursuant to this Section 6.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.03  Payment of Taxes and Other Obligations.

(a) Payment of Obligations. Except to the extent expressly prohibited by any Loan Document and consistent with the Approved Budget, pay and discharge, in the ordinary course of business, all of its obligations and liabilities, including (a) all Taxes upon it or its properties or assets, or with respect to which the Borrower has a withholding obligation, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property not permitted by this Agreement; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and any grace periods or extensions applicable thereto.

(b) Filing of Returns. Timely file all federal, state, local and other Tax returns required to be filed by or with respect to it or its properties or assets, such returns to be correct in all material respects.

6.04 Preservation of Existence.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization.

(c) Maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

6.05 Maintenance of Properties and Leases.

Except to the extent subject to the automatic stay of section 362 of the Bankruptcy Code, excused by the Bankruptcy Code, or caused by the filing, commencement and continuation of the Chapter 11 Case, consistent with the Approved Budget:

(a) Maintain, preserve and protect all of its material properties and equipment necessary or useful in the operation of its business in good working order and condition, ordinary wear and tear excepted, except in a transaction that constitutes a Permitted Disposition.

(b) Make all necessary repairs thereto and renewals and replacements thereof.

6.06 Maintenance of Insurance.

(a) Maintain in full force and effect all policies of insurance of any kind with respect to the property and business of the Borrower with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in each instance, providing such coverages, in such amounts and with such deductibles as are customarily carried by prudent companies of similar size engaged in similar businesses and owning similar properties in localities where the Borrower operates. (a) To the extent applicable, the Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance, (b) such insurance shall provide that no cancellation, amendment or termination of coverage shall be effective until after 30 days’ notice thereof to the Agent, (c) such insurance shall provide that (i) after the occurrence and during the continuance of an Event of Default, all proceeds thereunder shall be payable to Agent and (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy and (d) the Borrower hereby agrees that it shall provide the Agent and the Lenders with at least ten (10) days’ prior written notice before any such policy or policies shall be renewed.

(b) The Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in this Section 6.06 after the occurrence and during the continuance of an Event of Default. All loss recoveries received by the Agent under any such insurance may be applied to the Obligations in such order as set forth in Section 8.04 hereof. Any surplus shall be paid by the Agent to the Borrower or applied as may be otherwise required by law. So long as no Event of Default has occurred and is continuing, the Borrower shall have the right to adjust and compromise all claims under insurance coverage and to receive the proceeds of such insurance, subject to the requirements of Article II of this Agreement. If the Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, the Agent, if the Agent so elects, may obtain such insurance and pay the premium therefor on behalf of the Borrower, which payment shall constitute part of the Obligations and shall be required to be paid by the Borrower to the Lenders.

6.07 Compliance with Laws.

(a) Comply, in all material respects, with the requirements of all applicable Laws and all Permits, orders, writs, injunctions and decrees applicable to it or to its business or property; provided that the existence of the matters disclosed on Schedule 5.11 shall not constitute a breach of the foregoing covenant.

(b) Maintain in effect policies and procedures designed to promote and ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, with this Section 6.07, and with Anti-Corruption Laws, Anti-Money Laundering Laws and regulations, the Patriot Act, and Sanctions.

6.08 Books and Records.

(a) Maintain books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.

(b) Maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

6.09 Inspection Rights.

Permit representatives and independent contractors on behalf of the Agent to visit and inspect any of properties of the Borrower, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Borrower and, unless an Event of Default exists, at such reasonable times during normal business hours, at reasonable intervals and upon reasonable advance written notice to the Borrower.

6.10 Use of Proceeds.

Use the proceeds of the Loans only in accordance with the Approved Budget (subject to variances permitted by Section 7.22). Notwithstanding the foregoing, no portion of proceeds of the Loans or the Carve-Out may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Agent, the Lenders or their respective Affiliates. No proceeds of the Loans may be used in violation of any applicable Laws.

6.11 Environmental Compliance.

Comply in all material respects with all applicable Environmental Laws.

6.12 Further Assurances.

At the reasonable request of the Agent at any time and from time to time, the Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments as the Agent may reasonably deem to be necessary to effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

6.13 Milestones.

The Borrower shall satisfy or cause to be satisfied each of the Milestones as of the applicable deadline specified therefor on Schedule 4.02(g), unless extended or waived in writing by the Agent in its sole discretion.

6.14 Approved Budget.

The use of Loans and other credit extensions by the Borrower under this Agreement and the Loan Documents shall be in compliance with the Approved Budget (subject to variances permitted by Section 7.22). The Agent and the Lenders (i) may assume that the Borrower will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of expenses and other amounts to the Lenders and/or the Agent are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the DIP Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or any of the borrowing restrictions or other lending limits set forth therein.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Additional DIP Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no underlying claim has been asserted), the Borrower shall not, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets (including, for the avoidance of doubt, the equity interests that it holds in its Subsidiaries) or revenues, whether now owned or hereafter acquired, other than the following (collectively “Permitted Liens”):

(a) Liens existing on the Closing Date and listed on Schedule 7.01;

(b) normal and customary rights of setoff arising as a matter of Law upon deposits of cash in favor of banks or other depository institutions;

(c) Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; and

(d) statutory or common law Liens arising in connection with landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen and other similarly situated Persons imposed by applicable law that, in each case, arise in the ordinary course of business and which secure amounts not overdue for a period of more than thirty (30) days.

7.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower in the form of cash or cash equivalents;

(b) Investments existing on the Closing Date and listed on Schedule 7.02; and

(c) Investments received in settlement of amounts due to the Borrower effected in the ordinary course of business or owing to the Borrower as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and listed on Schedule 7.03;

(c) unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business; and

(d) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices.

Notwithstanding anything herein to the contrary, the Borrower may not incur any Indebtedness that is pari passu or senior to the Obligations or the obligations under this Agreement in right of payment or security.

7.04 Fundamental Changes.

Except as contemplated by the Restructuring Support Agreement, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, without the prior written consent of the Agent except as contemplated by the Restructuring Support Agreement.

7.05 Dispositions.

Make any Disposition, other than Permitted Dispositions, or permit any Subsidiary of the Borrower to make any sale, transfer, license, lease or other disposition of all or substantially all of its assets.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

7.07 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director, employee or Affiliate of the Borrower other than (a) transactions expressly permitted by Section 7.02(b), (b) compensation payments expressly permitted by Section 7.18, and (c) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of the Borrower’s business on terms and conditions as favorable to the Borrower as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, employee or Affiliate; provided however, the parties acknowledge that the Minority Lender is an Affiliate of Borrower and his participation in the transactions contemplated by this Agreement do not, and will not, constitute a violation of this Section 7.07.

7.08 Burdensome Agreements.

Except for the transactions expressly contemplated by this Agreement or the Restructuring Support Agreement, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of the Borrower to act as the Borrower pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof.

7.09 Amendments to Indebtedness; Material Contracts.

(a) Amend any document, agreement or instrument evidencing any Indebtedness, other than amendments or modifications that are not adverse to the Lenders or the Agent and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or the Agent (and provided that such Indebtedness remains permitted under Section 7.03 after giving effect to such amendment); or

(b) Amend, modify, change, or allow the termination of any Material Contract without the Agent’s prior written consent, other than terminations resulting from the Chapter 11 Case.

7.10 Amendments to Material Documents; Fiscal Year; Legal Name.

(a) Amend, modify or change its Organization Documents without the Agent’s prior written consent.

(b) Change its Fiscal Year without the Agent’s prior written consent.

(c) Change its name, jurisdiction of formation or type of entity without the Agent’s prior written consent.

7.11 [Reserved].

7.12 Speculative Transactions.

Engage in any transaction involving commodity options or swap contracts or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

7.13 Formation of Subsidiaries.

Acquire, organize, or form any new Subsidiary.

7.14 Prepayment of Indebtedness.

At any time, directly or indirectly, make any payment or prepayment or redemption of any Indebtedness or repurchase, redeem, retire or otherwise acquire any Indebtedness of the Borrower except (a) the Obligations and (b) regularly scheduled or required repayments or redemptions of Permitted Indebtedness as expressly provided for in the Approved Budget.

7.15 Sanctions.

(a) Permit any Loan or the proceeds of any Loan, directly or indirectly, to be used, lent, contributed or otherwise made available (i) to any Sanctioned Person or in any Sanctioned Country, (ii) to fund any activity or business of any Sanctioned Person or in any Sanctioned Country; or (iii) in any other manner that will result in any violation by any Person (including the Agent or any Lender) of any Sanctions.

(b) Not fund all or part of any payment under this Agreement out of proceeds or property of a Sanctioned Person or that is directly or indirectly derived from transactions which would cause a violation by any Person (including the Agent or any Lender) of any Sanctions.

7.16 Anti-Corruption Laws.

Permit any Loan or the proceeds of any Loan, directly or indirectly, to be used, lent, contributed or otherwise made available in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, including the United States Foreign Corrupt Practices Act of 1977, as amended.

7.17 Capital Expenditures.

Make any Capital Expenditure other than in accordance with the Approved Budget.

7.18 Affiliate Compensation.

Pay any compensation or other payments to any officer, director or employee of the Borrower or any Affiliate of the Borrower other than as expressly provided for in the Approved Budget.

7.19 Chapter 11 Claims.

(a) File an application for approval of any Superpriority Claim or Lien in the Chapter 11 Case that is pari passu with or senior to the Obligations, without the express prior written consent of the Agent.

(b) Commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against the Agent or any Lender with respect to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby.

(c) The Borrower shall not make (i) any prepetition “critical vendor” payments or other payments on account of any creditor’s prepetition unsecured claim, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code or (iii) payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (x) are approved by order of the Bankruptcy Court after notice and a hearing and (y) are expressly permitted by the terms of the Loan Documents and within the limits of the Approved Budget.

7.20 Amendments to the DIP Order.

Amend, supplement or otherwise modify the DIP Order without the express prior written consent of the Agent, in its sole discretion.

7.21 Communications with Bankruptcy Court.

Fail to (a) provide prior notice to the Agent and its counsel of any communications, whether oral or written, with the Bankruptcy Court, to allow for Agent and its counsel to participate in such communications, (b) permit the Agent and its counsel to participate in any communications, whether oral or written, involving the Debtor with the Bankruptcy Court, or (c) to the extent reasonably practicable, provide the Agent with copies of all motions or other documents to be filed with the Bankruptcy Court prior to such filing.

7.22 Budget Covenant.

Each line item in the Approved Budget is subject to a permitted negative variance of (i) 10% per week above the projected aggregate disbursements set forth in the Approved Budget, (ii) 10% per week, on disbursement on a by-line-item basis, and (iii) 10% per four-week period, then ending, on the revenue set forth in the Approved Budget. Any unused amounts in the Approved Budget during any one-week period may be carried forward to future weekly periods and applied to any amount by which that same line-item, and only that same line-item, exceeds its projected use as set forth in the Approved Budget, such that the cumulative-to-date budgeted amount for each line item is available without causing such future weekly periods to exceed the allowable variance. Each line item in the Approved Budget is subject to a maximum amount for each particular week, as specified therein.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loans, (ii) when and as required to be paid herein, any interest on any Loans, premium or any fee due hereunder or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02, 6.04, 6.07, 6.09, 6.10, 6.13, 6.14, or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after the earlier to occur of (i) the Borrower or any Responsible Officer thereof becoming aware of such failure or (ii) the Borrower receiving written notice thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (other than those representations, warranties and certifications that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations, warranties and certifications shall be incorrect or misleading in any respect when made or deemed made); or

(e) Cross-Default. (i) The Borrower, except to the extent the payment obligation is stayed or otherwise not required by virtue of the Chapter 11 Case, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or such Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (ii) any default shall occur under the Restructuring Support Agreement; or

(f) Insolvency Proceedings. Other than the Chapter 11 Case, the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of the Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $50,000 (to the extent not covered (subject to normal deductibles) by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings remain unstayed or undismissed for a period of thirty (30) consecutive days, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) Milestones. A Milestone is not met as of the applicable deadline specified on Schedule 4.02(g), unless expressly extended or waived in writing by the Agent; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j) Chapter 11 Case. There shall have occurred any of the following in the Chapter 11 Case:

(i) An order shall be entered by the Bankruptcy Court appointing, or Debtor shall file an application for an order seeking the appointment of, (a) a trustee under Section 1104 of the Bankruptcy Code, or (b) an examiner or other responsible person or officer with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(ii) An order with respect shall be entered by the Bankruptcy Court converting any Chapter 11 Case to a chapter 7 case;

(iii) (a) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation which does not contain a provision for termination of the commitments and indefeasible payment in full in cash of all Obligations on or before the effective date of such plan or plans upon entry thereof or (b) the Debtor shall propose a plan of reorganization or liquidation that is not consistent with the restructuring contemplated by the Restructuring Support Agreement;

(iv) An order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of the commitments hereunder and payment in full in cash of all Obligations upon entry thereof;

(v) An order shall be entered by the Bankruptcy Court without the express prior written consent of the Agent (a) to revoke, reverse, stay, modify, supplement or amend any of the orders of the Bankruptcy Court, (b) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Debtor equal or superior to the priority of the Agent in respect of the Obligations, except for certain allowed administrative expenses, or (c) to grant or permit the grant of a Lien on the assets of the Borrower, other than a Permitted Lien;

(vi) An application for (a) any of the orders regarding the appointment of a trustee, conversion to Chapter 7 or dismissal of the Chapter 11 shall be made (i) by a Person other than Debtor and such application is not contested by Debtor in good faith or (ii) by Debtor, (b) an order for the use of cash collateral without the prior written consent of the Agent is made, or (c) an order for the use of any of the Debtor’s assets (or the obtaining of financing or loans, secured by liens) without the prior written consent of the Agent is made; or

(k) Material Adverse Effect. Any Material Adverse Effect occurs and is continuing.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent, on behalf of the Lenders, may take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premiums, fees and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) declare the Additional DIP Commitments terminated, whereupon the Additional DIP Commitments shall immediately be terminated;

(c) terminate this Agreement and the other Loan Documents as to any future liability or obligation of the Borrower, but without affecting the Obligations; and

(d) after providing three (3) Business Days’ notice to counsel to the Borrower, the Bankruptcy Court, and the Committee (if any) of the occurrence of the Event of Default, during which period the Borrower may attempt to cure such Event of Default if feasible, (the “Notice and Cure Period”), exercise all rights and remedies available to it under the Loan Documents, or under applicable Law or equity.

Upon termination of the Notice and Cure Period, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice or order of the Bankruptcy Court, unless the Agent elects otherwise in a written notice to the Debtor, and the Agent shall be permitted to exercise all rights and remedies set forth in the DIP Order and the Loan Documents, and as otherwise available at law without further order or application or motion to the Bankruptcy Court, and without restriction or restraint by any stay under Bankruptcy Code sections 362 or 105 or otherwise. In the event that any party requests a hearing seeking to prevent the Agent from exercising any of its rights and remedies that arise after an Event of Default, the sole issue before the Bankruptcy Court at such hearing shall be whether an Event of Default has occurred and has not been cured. No other issue or argument shall be relevant to any opposition to enforcement of the Agent’s rights.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III) payable to the Lenders;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

For the avoidance of doubt, all amounts applied to principal of and interest on the Loans must be applied as among the Lenders ratably according to the outstanding balances of the Loans actually made by the respective Lenders.

ARTICLE IX

MISCELLANEOUS

9.01 Amendments.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Agent, the Majority Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address, telecopier number or electronic mail address specified for such Person on Schedule 9.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Agent or the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by the Agent or the applicable Lender; provided that the foregoing shall not apply if Agent or any applicable Lender has notified the Borrower that it does not wish to receive notices by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. The Borrower, the Agent and each Lender may change its address, telecopier number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Agent and each Lender shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except for such losses caused by the applicable indemnified party’s gross negligence or willful misconduct.

9.03 No Waiver; Cumulative Remedies.

No failure by the Agent or any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (in the manner contemplated by the last sentence of this subsection (a)), whether accrued or incurred prior to, on or after the Petition Date, (i) all out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel, local counsel and financial advisors (collectively, the “DIP Professionals”) and all persons not regularly in its employ) incurred by the Agent or any Lender in connection with this Agreement, the transactions contemplated hereby and the Chapter 11 Case, and (ii) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Agent or any Lender for enforcement costs and documentary taxes associated with this Agreement, the transactions contemplated hereby, and the Chapter 11 Case. Such costs and expenses shall be added and capitalized to the outstanding principal balance of the Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify and defend the Agent, each Lender, and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of outside counsel for the Indemnitees, including local counsel, as applicable, in any relevant jurisdiction and any specialty counsel, as applicable, for each relevant specialty and, in the case of actual or potential conflict of interest (as determined by such Indemnitee), separate counsel for Indemnitees to the extent needed to avoid such conflict), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any environmental matters related in any way to the Borrower or its facilities and/or properties; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding anything to the contrary contained in any Loan Documents, any rights to reimbursement or indemnification of the Agent or any Lender, as an Indemnitee, under any Loan Documents shall only apply to expenses, losses, claims, damages and liabilities incurred or arising out of any such Indemnitee’s status as a debt financing provider (or agent for debt financing providers) to the Borrower (and not as an equity holder of the Borrower).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Agent, any Lender or any of their respective Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The Agent, each Lender and their respective Related Parties shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(e) Survival. The agreements in this Section 9.04 shall survive the resignation or replacement of the Agent or any Lender and the repayment, satisfaction or discharge of all the Obligations.

9.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agent, and the Agent and each Lender may not assign or otherwise transfer any of its rights or obligations hereunder except in accordance with the provisions of Section 9.06(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Agent and Lenders. The Agent or any Lender may at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans); provided that (i) unless an Event of Default exists or such assignment is to an Affiliate of the Agent or such Lender, as applicable, the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for such assignment and (ii) any assignment by a Lender must be approved in writing by the Agent. Subject to recording thereof by the Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assignor under this Agreement to the extent of the interest assigned, and the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Agent’s or an assigning Lender’s rights and obligations under this Agreement, the Agent or Lender, as applicable, shall cease to be a party hereto and the assignee shall become the “Agent” or a “Lender”, as applicable, hereunder) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, and 9.04 (and in the case of the Agent, any indemnifications of the Agent) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

(c) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of any assignees and the DIP Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act and any state laws based on the Uniform Electronic Transactions Act.

9.07 Set-off.

If an Event of Default shall have occurred and be continuing, the Agent, each Lender and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Agent, such Lender or any such Affiliate, as applicable, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Agent or such Lender, as applicable, irrespective of whether or not the Agent or such Lender, as applicable, shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured. The rights of the Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Agent, such Lender and their respective Affiliates may have. The Agent and each Lender agrees to notify the Borrower promptly after any such setoff and application by it, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.08 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.09 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent, the Lenders and the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and the Lenders, regardless of any investigation made by the Agent or any Lender or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.11 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12 GOVERNING LAW; JURISDICTION.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO, WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF LAW OF ANOTHER JURISDICTION AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO (I) THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND (II) THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN COLORADO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.13 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.14 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower and (ii) the Agent and each Lender has no obligation to the Borrower with respect to the transactions contemplated hereby, except those obligations expressly set forth herein and in the other Loan Documents to which it is a party; and (c) the Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and the Agent and each Lender has no obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of this Agreement, any Loan Document and any transaction contemplated hereby or thereby.

9.15 Conflict.

In the event of a conflict between this Agreement and the DIP Order, the DIP Order shall govern.

ARTICLE X

AGENT PROVISIONS

10.01    Authorization and Action.

(a)    Each Lender hereby irrevocably appoints the Majority Lender to serve as the Agent under the Loan Documents, and each Lender authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including with respect to enforcement or collection), the Agent shall not be required to exercise any discretion or take any action. Without limiting the foregoing, the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, or any Subsidiary or Affiliate of the Borrower. Nothing in this Agreement or any other Loan Document shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and the transactions contemplated hereby.

10.02      Agent’s Reliance, Indemnification, Etc.

(a)            Neither the Agent nor any of its Affiliates shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)            The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent.

10.3    Acknowledgements of Lenders.

(a)            Each Lender represents that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Closing Date.

10.05
Fees.

Borrower shall pay to the Agent any agency or other fee(s) set forth, or to be set forth from time to time, in any applicable fee letter between Borrower and the Agent, on the terms set forth therein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GENERAL MOLY INC.

By:	/s/ Thomas M. Kim
Name: Thomas M. Kim
Title: Chief Restructuring Officer

Signature Page to DIP Credit Agreement

AGENT:

NEW MOLY LLC

By:	/s/ Mason Hills
Name: Mason Hills
Title: Manager

MAJORITY LENDER:

NEW MOLY LLC

By:	/s/ Mason Hills
Name: Mason Hills
Title: Manager

MINORITY LENDER:

/s/ Bruce D. Hansen
BRUCE D. HANSEN

/s/ Bong T. Hansen
BONG T. HANSEN

Signature Page to DIP Credit Agreement

Schedule 4.02(g)
Milestones

1.
No later than three Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order approving the credit facilities contemplated by this Agreement;

2.
No later than 25 days after the entry of the Interim Order, the Bankruptcy Court shall have entered the Final Order approving the credit facilities contemplated by this Agreement;

3.
No later than December 4, 2020, the Debtor shall have filed its Plan of Reorganization and Disclosure Statement, which shall reflect the terms of the Restructuring Support Agreement;

4.
No later than January 6, 2021, the Bankruptcy Court shall have held its hearing and approved (subject to any final comments to resolve any submitted objections) the Disclosure Statement.

5.
No later than January 6, 2021, the Debtor, New Moly, POS-Mineral Corporation, and Mount Hope Mines, Inc. shall have entered into definitive documentation reflecting the commercial terms contemplated by the Restructuring Support Agreement, which terms shall be described in the Disclosure Statement approved by the Bankruptcy Court.

6.
No later than February 12, 2021, the Bankruptcy Court shall have entered its order confirming the Plan of Reorganization.

Schedule 5.07
Environmental Matters

None.

Schedule 5.08
Insurance

Description	Name of Insurance Company	Term	Months remaining
Employment Practices Liability	AIG	10/1/2020 - 02/01/2021	3
Employee Benefit Plan Fiduciary Liability	AIG	10/1/2020 - 02/01/2021	3
Primary Broad Form Management Liability - D&O $5M	AIG	10/1/2020 - 02/01/2021*	3
Excess D&O $5M x $5M	AIG	10/1/2020 - 02/01/2021*	3
Extended Reporting Period - Primary D&O $5m	AIG	3 years
Extended Reporting Period - Excess D&O $5m x $5m	AIG	3 years
Crime Insurance Policy	Beazley	10/1/2020 - 02/01/2021	3
Commercial General Liability	Chubb Group of Federal Insurance Company	01/01/2020 - 01/01/2021	1
Commercial Umbrella	Chubb Group of Federal Insurance Company	01/01/2020 - 01/01/2021	1
Workers Compensation	Chubb Group of Federal Insurance Company	01/01/2020 - 01/01/2021	1
Non-Marine Property	Bowring Marsh	01/01/2020 - 01/01/2021	1

* Borrower has paid $58,000 to extend these policies for two additional months through April 1, 2021, but these extensions have not yet been placed.

Schedule 5.11
Compliance With Laws

Borrower has not filed with the SEC (or any other governmental regulatory agency or stock exchange) its Form 10-Q for the quarter ended September 30, 2020 (due November 16, 2020) and does not intend to make any future periodic filings (Forms 10-Q and Form 10-K) going forward.

Schedule 7.01
Existing Liens

None.

Schedule 7.02
Existing Investments

The Borrower is a publicly traded holding company with two non-debtor, wholly owned subsidiaries, Kobeh Valley Ranch, LLC (“KVR”) and Nevada Moly, LLC (“NMLLC”). NMLLC owns an eighty percent (80%) joint venture interest in Eureka Moly, LLC (“EMLLC”), the operator of molybdenum mining project in Nevada commonly referred to as the Mt. Hope Project. POS-Minerals, a subsidiary of POSCO (“POSCO”), a major South Korean steel company, owns the remaining twenty percent (20%) joint venture interest in EMLLC. KVR owns real property in central Nevada commonly known as the Bobcat Ranch, and which property holds associated water permits granted by the state of Nevada. KVR leases these water rights to EMLLC for the Mt. Hope Project and its future development and operation.

Schedule 7.03
Existing Indebtedness

See Official Form 206E/F filed by the Borrower in the Chapter 11 Case.

Schedule 9.02
Certain Addresses for Notices

Borrower:

General Moly, Inc.
c/o R. Scott Roswell
Chief Legal Officer
1726 Cole Boulevard, Suite 115
Lakewood, Colorado 80401

With a Copy to:

John F. Young
Markus Williams Young & Hunsicker LLC
1775 Sherman Street, Suite 1950
Denver, Colorado 80203

Agent and Majority Lender:

New Moly LLC
c/o Resource Capital Fund VI L.P.
1400 16th Street, Suite 200
Denver, CO 80202
Attn: General Counsel
Email: RCFNotices@rcflp.com

Minority Lender:

Bruce D. Hansen and Bong T. Hansen
22284 Anasazi Way
Golden, CO 80401

EXHIBIT A

FORM OF
BORROWING REQUEST

TO:
New Moly LLC, as Agent and Majority Lender
c/o Resource Capital Fund VI L.P.
1400 16th Street, Suite 200
Denver, CO 80202
Attn: General Counsel
Email: RCFNotices@rcflp.com

Bruce D. Hansen and Bong T. Hansen, as Minority Lender
22284 Anasazi Way
Golden, CO 80401

DATE: [_______], 20[__]

This Borrowing Request is delivered pursuant to that certain Senior Superpriority Debtor-In-Possession Credit Agreement, dated as of November 18, 2020 (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), among General Moly Inc., a Delaware corporation, as borrower (“Borrower”), Bruce D. Hansen and Bong T. Hansen, individuals, jointly as joint tenants, as a lender (collectively the “Minority Lender”), New Moly LLC, a Delaware limited liability company, as a lender (“Majority Lender” and, together with the Minority Lender, collectively the “Lenders” and each a “Lender”), and Majority Lender as administrative agent on behalf of the Lenders (in such capacity, the “Agent”).

Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings assigned to such terms in the DIP Credit Agreement.

This Borrowing Request is irrevocable and represents the Borrowers’ request to borrow, and the following information is provided pursuant to Section 2.02(b) of the DIP Credit Agreement.

The Borrowing Request shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) wire instructions of the account(s) to which funds are to be disbursed, (iv) a certification by the Borrower that the conditions precedent set forth in Article IV have been and remain satisfied, (v) a certification as to the completion of applicable Milestones by the dates for completion of such Milestones as set forth in Section 4.02(g), and (vi) a certification as to the use of such Borrowing in accordance with Section 4.02(h).

1. Date of Requested Borrowing (the “Funding Date”):  [_____], 20[__]

2. Amount of Requested Loan:                                                                                                           $[____]

3. The distribution of the Loan requested hereby may be made for the credit of the Borrower to the Borrower’s account by wire transfer of the funds to:

Name of Bank:
Address of Bank:
Account Name:
Account Number:                                            /
Transit Number:
ABA Number:
            SWIFT Code:

4. The Borrower and the undersigned Responsible Officer each hereby certifies that:

(a)           each of the conditions precedent set forth in Article IV of the DIP Credit Agreement have been and remain satisfied with respect to the Loan requested hereby;

(b)           each of the applicable Milestones required to be completed by the date hereof pursuant to Section 4.02(g) has been completed; and

(c)           the proceeds of the Loan requested hereby will be applied solely to payment of amounts reflected in the Approved Budget.

[signature page to follow]

IN WITNESS WHEREOF, this Borrowing Request has been duly executed and delivered by a duly authorized Responsible Officer of the undersigned as of the date first above written.

GENERAL MOLY INC.

By:
Name:
Its:

[Signature page to Borrowing Request]

EXHIBIT B

INITIAL BUDGET

EXHIBIT C

RESTRUCTURING SUPPORT AGREEMENT

[See Exhibit 10.2.]